CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): April 3, 2012

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As disclosed in the Current Report on Form 8-K that we filed on March 28, 2012, we received an Event of Default Redemption Notice and a Notice of Redemption from three of our note holders. Since then, we received additional notices from another one of our note holders who received their note in the same financing as the subject note holders included in the March 28 8-K; accordingly, only one note holder, holding a note in the aggregate amount of $1,575,910, from that financing has not submitted such notices. The latest note holder to submit notices holds a note in the aggregate amount of approximately $96,057 and owns 7,449 shares of Series B Preferred Stock and 957 shares of Series C Preferred Stock. Without any late charges, the total Event of Default Redemption Price for the note at issue, which shall be based upon a formula set forth therein, is expected to be at least $120,071; the total Triggering Event Redemption Price for the shares of Series B Preferred Stock and Series C Preferred Stock at issue, which will also be based upon a formula set forth in the relative certificate of designation of the rights and preferences of the preferred stock, is expected to be at least $105,075. This note and shares of preferred stock are subject to the same late fees as disclosed in the March 28 8-K.

This note holder also asserted the same claims against the Company's officers and directors for breaches of fiduciary duties of care, loyalty, good faith and disclosure, self dealing and waste and spoliation of corporate assets. Pursuant thereto, the note holder asserted damages in amounts equal to at least $2.25 million.

The committee of our remaining three independent directors disclosed in the March 28 8-K continues to assess available options open to the Company to enable us to continue operations at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Douglas MacLellan
Name: Douglas MacLellan
Title: Chief Executive Officer

Dated: April 3, 2012